CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this registration statement on Form N-1A (the "Registration Statement") of our report dated October 21, 2003, relating to the financial statements and financial highlights which appear in the August 31, 2003 Annual Report to Shareholders of Columbia Newport Asia Pacific Fund (formerly Liberty Newport Asia Pacific Fund), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants of the Fund" in such Registration Statement.



/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
October 30, 2003